Exhibit 10.1

FIRST AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT AND

THIRD AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT

This FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT AND THIRD AMENDED AND RESTATED GUARANTY OF PAYMENT OF DEBT (this “First Amendment”) is made and entered into this 13th day of July, 2011 (the “Effective Date”), by and among FOREST CITY RENTAL PROPERTIES CORPORATION, an Ohio corporation (the “Borrower”), FOREST CITY ENTERPRISES, INC., an Ohio corporation (the “Parent” or the “Guarantor”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Agent”), PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent” and, together with the Agent, the “Agents”), BANK OF AMERICA, N.A., as Documentation Agent, and the banks party to or bound by the Credit Agreement (as hereinafter defined) as of the date hereof (collectively, the “Banks” and individually a “Bank”). Capitalized terms not otherwise defined herein shall have the respective meanings attributed to them in the Credit Agreement, as hereinafter defined and as amended by this First Amendment.

W I T N E S S E T H:

WHEREAS, the Borrower, the Banks and the Agents have previously entered into that certain Third Amended and Restated Credit Agreement, dated as of March 30, 2011 (the “Original Credit Agreement”), or have become bound thereby pursuant to that certain Increase Notice dated April 21, 2011 pursuant to which the Total Revolving Loan Commitments were increased to $450,000,000 (the Original Credit Agreement, as affected by such Increase Notice, herein referred to as the “Credit Agreement”);

WHEREAS, in connection with the Original Credit Agreement, the Parent made and entered into that certain Third Amended and Restated Guaranty of Payment of Debt in favor of the Agents and the Banks, dated as of March 30, 2011 (the “Guaranty”);

WHEREAS, the Borrower, the Parent, the Banks and the Agents desire to make certain amendments to the Guaranty and the Credit Agreement to modify certain provisions thereof, subject to the terms and conditions contained herein; and

WHEREAS, the Banks and the Agents are willing to enter into this First Amendment, on the terms and conditions set forth herein, and such terms and conditions are agreeable to the Borrower and to the Parent;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed as follows:

1. AMENDMENTS TO THE CREDIT AGREEMENT. The Credit Agreement shall be amended as follows:

(a) Amendments to Article I. The definitions of “New Senior Notes”, “Senior Notes” and “Senior Notes Indentures”, set forth in Article I of the Credit Agreement are hereby deleted in their entirety and the following new definitions are inserted in Article I of the Credit Agreement in the appropriate alphabetical order:

“First Amendment” shall mean that certain First Amendment to Third Amended and Restated Credit Agreement and Third Amended and Restated Guaranty of Payment of Debt dated as of July 13, 2011 by and among Borrower, Parent, Agent and the Banks party thereto.

“First Amendment Effective Date” shall mean the “Effective Date” as defined in the First Amendment.

“New Convertible Senior Notes” shall mean the Senior Notes issued pursuant to the New Convertible Senior Notes Indenture or an amendment of an existing Senior Notes Indenture, which Indebtedness conforms to the requirements of Section 9.10(h) of the Guaranty that are applicable to New Convertible Senior Notes (and are not applicable solely to New Senior Notes), together with any notes evidencing any Indebtedness incurred in connection with the refinancing of such Senior Notes in accordance with the terms of this Agreement and the Guaranty to the extent the proceeds of such Indebtedness are applied to the Retirement of such Senior Notes.

“New Convertible Senior Notes Indenture” shall mean the Senior Notes Indenture relating to the New Convertible Senior Notes, if any, together with any indenture relating to new notes which refinance any of the New Convertible Senior Notes in accordance with the terms of this Agreement and the Guaranty.

“New Senior Notes” shall mean the Senior Notes issued pursuant to the New Senior Notes Indenture or an amendment of an existing Senior Notes Indenture, which Indebtedness conforms to the requirements of Section 9.10(h)(x) of the Guaranty that are applicable to New Senior Notes (and are not applicable solely to New Convertible Senior Notes), together with any notes evidencing any Indebtedness incurred in connection with the refinancing of such Senior Notes in accordance with the terms of this Agreement and the Guaranty to the extent the proceeds of such Indebtedness are applied to the Retirement of such Senior Notes.

“Senior Notes” shall mean the 2003 Senior Notes, the 2004 Senior Notes, the 2005 Senior Notes, the 2006 Puttable Senior Notes, the 2009 Puttable Senior Notes, the 2009 Convertible Senior Notes, the New Senior Notes and the New Convertible Senior Notes.

“Senior Notes Indentures” shall mean the 2003 Senior Notes Indenture, the 2006 Puttable Senior Notes Indenture, the 2009 Puttable

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Senior Notes Indenture, the 2009 Convertible Senior Notes Indenture, the New Senior Notes Indenture and the New Convertible Senior Notes Indenture.

2. AMENDMENTS TO THE GUARANTY. The Guaranty shall be amended as follows:

(a) Amendments to Section 1. The following new definitions are inserted in Section 1 of the Guaranty in the appropriate alphabetical order:

“Minimum Gross Proceeds” shall mean, (a) with respect to any issuance of New Senior Notes pursuant to Section 9.10(h)(x) hereof, an amount equal to two-thirds (2/3rds) of the gross proceeds of such issuance (net of issuance costs, but not hedge costs, if any) and (b) with respect to any issuance of New Convertible Senior Notes pursuant to Section 9.10(h)(x) hereof, an amount equal to three-fourths (3/4ths) of the gross proceeds of such issuance (net of issuance costs, but not hedge costs, if any); provided, however, that to the extent any New Convertible Senior Notes are issued by Guarantor, the Minimum Gross Proceeds with respect to any such issuance and any future issuance of New Senior Notes shall mean an amount that would, when added to the Minimum Gross Proceeds applied by Guarantor to the repayment or Retirement of Subject Debt in connection with any and all previous issuances by Guarantor of New Senior Notes and/or New Convertible Senior Notes, equal three-fourths (3/4ths) of the gross proceeds of any and all New Senior Notes and New Convertible Senior Notes (net of issuance costs, but not hedge costs, if any) issued by Guarantor.

“New Convertible Notes Hedge Transactions” shall mean the hedge transactions that may be entered into by the Guarantor in order to increase the effective conversion price of the common shares of the Guarantor into which the New Convertible Senior Notes are convertible; provided the cost of obtaining such hedge transactions does not exceed an amount equal to fifteen percent (15%) of the aggregate principal face amount of the New Convertible Senior Notes.

“Subject Debt” shall mean (a) with respect to any issuance of New Senior Notes pursuant to Section 9.10(h)(x) hereof, the amount of non-recourse mortgage Indebtedness of the Borrower and its Subsidiaries or Indebtedness of the Guarantor which is recourse to the Guarantor (other than the Debt) and which Indebtedness is to be (or, to the extent permitted under the last sentence of this definition, was) repaid or Retired with at least the Minimum Gross Proceeds and (b) with respect to any issuance of New Convertible Senior Notes pursuant to Section 9.10(h)(x) hereof, the amount of non-recourse mortgage Indebtedness of the Borrower and its Subsidiaries or Indebtedness of the Guarantor which is recourse to the Guarantor (other than the Debt) and which Indebtedness is to be (or, to the

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extent permitted under the last sentence of this definition, was) repaid or Retired with at least the Minimum Gross Proceeds. For purposes of this definition, Subject Debt shall be deemed to include any non-recourse mortgage Indebtedness of the Borrower and its Subsidiaries or Indebtedness of the Guarantor which is recourse to the Guarantor (other than the Debt) which was repaid or Retired not more than ninety (90) days prior to the issuance of any New Senior Notes or New Convertible Senior Notes, as applicable.

(b) Amendment to Section 9.5. Section 9.5 of the Guaranty shall be amended by deleting the last sentence thereof in its entirety and inserting in lieu thereof the following new sentence:

“Further, the Guarantor shall provide to the Administrative Agent a copy of any proposed amendment or modification of the terms and conditions applicable to any of the Senior Notes or the Senior Notes Indentures and any proposed termination of or amendment or modification to the Convertible Notes Hedge Transactions or the New Convertible Notes Hedge Transactions, in each case not less than three (3) Cleveland Banking Days in advance of entering into the same, whether or not the Guarantor believes that the consent of the Required Banks is needed therefor pursuant to Section 9.10(h)(iii) or (ix) hereof; provided, that, with respect to any proposed termination of or amendment or modification to the Convertible Notes Hedge Transactions or the New Convertible Notes Hedge Transactions that does not require the consent of the Required Banks as a result of the proviso contained in Section 9.10(h)(ix) hereof, the Guarantor shall only be required to provide to the Administrative Agent a copy of such proposed termination of or amendment or modification in advance of entering into the same.”

(c) Amendments to Section 9.10(h). Section 9.10(h) of the Guaranty shall be amended by:

(i) deleting the introductory paragraph of such section and subclauses (i), (ii) and (iii) thereof in their entirety and inserting in lieu thereof the following new introductory paragraph and new subclauses (i), (ii) and (iii):

“(h) any Indebtedness or obligations of the Guarantor under the Senior Notes existing as of the date hereof, any new Indebtedness under New Senior Notes and/or New Convertible Senior Notes as permitted under Section 9.10(h)(x) hereof and any refinancing of any such Senior Notes as permitted by Section 9.13(d) hereof, the Puttable Notes Hedge and Warrant Transactions, the Convertible Notes Hedge Transactions and/or the New Convertible Notes Hedge Transactions; provided, that:

(i) [Reserved];

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(ii) the Indebtedness represented by the Senior Notes, the Puttable Notes Hedge and Warrant Transactions, the Convertible Notes Hedge Transactions and the New Convertible Notes Hedge Transactions shall be unsecured, pari passu with the Guarantor’s obligations under this Guaranty and structurally subordinate to the Debt;

(iii) none of the Senior Notes or the Senior Notes Indentures shall be amended or modified (x) without the prior written consent of the Required Banks (except as provided in subclause (y) of this Section 9.10(h)(iii)) including, without limitation, (A) to allow the maturity of any of the 2003 Senior Notes, the 2004 Senior Notes, the 2005 Senior Notes or any New Senior Notes to be less than ten (10) years from the date of issuance, (B) to allow the maturity of any of the 2006 Puttable Senior Notes or the 2009 Convertible Senior Notes to be less than five (5) years from the date of issuance, (C) to allow the maturity of any of the 2009 Puttable Senior Notes to be earlier than July 1, 2014, (D) to allow the maturity of any of the New Convertible Senior Notes to be less than seven (7) years from the date of issuance, (E) with respect to any Senior Notes with a maturity prior to the Termination Date, to provide for a new maturity date of such Senior Notes that is prior to the Termination Date, (F) to provide for payment of interest under any of the Senior Notes more frequently than quarterly, (G) to provide additional circumstances pursuant to which holders of the 2006 Puttable Senior Notes or any of the 2009 Puttable Senior Notes may put the same to the Guarantor or to increase the put rate available to such holders, other than as provided in the 2006 Puttable Senior Notes Indenture or the 2009 Puttable Senior Notes Indenture, as applicable, as the same existed as of January 29, 2010, together with any amendments or modifications thereto approved by the Administrative Agent, (H) to provide any circumstances pursuant to which holders of the 2009 Convertible Senior Notes may put to the Guarantor, or any additional circumstances pursuant to which such holders may require the Guarantor to repurchase, the 2009 Convertible Senior Notes, other than as provided in the 2009 Convertible Senior Notes Indenture as the same existed as of January 29, 2010, together with any amendments or modifications thereto approved by the Administrative Agent, (I) to provide any circumstances pursuant to which holders of the New Senior Notes may put to the Guarantor, or any additional circumstances pursuant to which such holders may require the Guarantor to repurchase, the New Senior Notes, other than pursuant to provisions approved by the Administrative Agent and provided for in the New Senior Notes Indenture, (J) to provide any circumstances pursuant to which holders of the New Convertible Senior Notes may put to the

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Guarantor, or any additional circumstances pursuant to which such holders may require the Guarantor to repurchase, the New Convertible Senior Notes, other than pursuant to provisions approved by the Administrative Agent and provided for in the New Convertible Senior Notes Indenture, (K) to permit the Guarantor to redeem any of the Senior Notes prior to their maturity other than in accordance with Section 9.10(h)(x) or Section 9.13(d) or (e) hereof or to modify any redemption provisions contained in the Senior Notes, including adding additional redemption provisions, (L) to allow any New Senior Notes to have any mandatory repurchase or put feature which is exercisable prior to ten (10) years after the date of issuance of any such New Senior Notes, other than pursuant to provisions approved by the Administrative Agent and provided for in the New Senior Notes Indenture, (M) to allow any New Convertible Senior Notes to have any mandatory repurchase or put feature which is exercisable prior to seven (7) years after the date of issuance of any such New Convertible Senior Notes, other than pursuant to provisions approved by the Administrative Agent and provided for in the New Convertible Senior Notes Indenture or (N) to increase the rate of interest payable on or any fees associated with any of the Senior Notes and (y) to the extent any such amendment or modification is to be entered into in connection with a refinancing permitted by Section 9.13(d) hereof or an issuance of New Senior Notes or New Convertible Senior Notes pursuant to Section 9.10(h)(x) hereof, without the prior written consent of the Administrative Agent; provided that amendments or modifications that do not adversely affect the Agreement or this Guaranty or their relationship to any of the Senior Notes or the Senior Notes Indentures shall not require the consent of the Required Banks as provided in subclause (x) of this Section 9.10(h)(iii) (but may require the consent of the Administrative Agent to the extent provided in Section 9.10(h)(x) or Section 9.13 hereof);” and

(ii) deleting subclauses (ix) and (x) of such section in their entirety and inserting in lieu thereof the following new subclauses (ix) and (x):

“(ix) neither the Convertible Notes Hedge Transactions nor the New Convertible Notes Hedge Transactions shall be terminated, amended or modified without the prior written consent of the Required Banks; provided that no such prior written consent shall be required in connection with (A) an amendment to the Convertible Notes Hedge Transactions for the purpose of limiting the counterparties’ termination rights with respect to the options relating to such of the 2009 Convertible Senior Notes as may be repurchased, exchanged, converted or repaid prior to the Maturity Date (as defined in the 2009 Convertible Senior Notes Indenture),

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(B) an amendment to the New Convertible Notes Hedge Transactions for the purpose of limiting the counterparties’ termination rights, if any, with respect to any options relating to such of the New Convertible Senior Notes as may be repurchased, exchanged, converted or repaid prior to the maturity date of the New Convertible Senior Notes or (C) any termination or amendment that does not and could not result in any liability to the Guarantor; and

(x) with respect to any Indebtedness of the Guarantor under New Senior Notes and/or New Convertible Senior Notes (A) the maximum issued, outstanding and unredeemed principal amount of (x) such New Senior Notes shall not exceed One Hundred Fifty Million Dollars ($150,000,000) in the aggregate, less the principal amount of any and all New Convertible Senior Notes issued by the Guarantor and (y) to the extent Guarantor is not prohibited from issuing any New Convertible Senior Notes pursuant to subclauses (AA) and/or (BB) of this Section 9.10(h)(x), such New Convertible Senior Notes shall not exceed Three Hundred Fifty Million Dollars ($350,000,000) in the aggregate, less the principal amount of any and all New Senior Notes issued by the Guarantor, (B) the maturity date of (x) such New Senior Notes shall not be less than ten (10) years from the date of issuance and (y) such New Convertible Senior Notes shall not be less than seven (7) years from the date of issuance, (C) the effective interest rate applicable to (x) all such New Senior Notes (after giving effect to any discount) shall not exceed eight and one-half percent (8.5%) per annum and (y) all such New Convertible Senior Notes (after giving effect to any discount) shall not exceed four and one-half percent (4.5%) per annum, (D) neither such New Senior Notes nor such New Convertible Senior Notes shall provide any circumstances pursuant to which holders thereof may put such New Senior Notes or such New Convertible Senior Notes to the Guarantor, except in connection with any default by the Guarantor thereunder or in exchange for shares of the Guarantor or require the Guarantor to repurchase such New Senior Notes or such New Convertible Senior Notes, other than pursuant to provisions approved by the Administrative Agent and provided for in the New Senior Notes Indenture or the New Convertible Senior Notes Indenture, as applicable, (E) the issuance of such New Senior Notes and/or such New Convertible Senior Notes shall be accomplished through an amendment of an existing Senior Notes Indenture (which amendment shall be subject to the terms of the Loan Documents, including, without limitation, the requirement of obtaining Administrative Agent’s approval thereof) or through other documentation approved by Administrative Agent, and (F) not less than the Minimum Gross Proceeds shall be used to repay

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or Retire the Subject Debt, such repayment or Retirement to be consummated promptly following, but in any event within fifteen (15) days of, issuance of such New Senior Notes or New Convertible Senior Notes, or within five (5) Cleveland Banking Days following the date of receipt of the net proceeds from the issuance of New Senior Notes and/or New Convertible Senior Notes with respect to any repayment or Retirement of Subject Debt which occurred not more than ninety (90) days prior to any such issuance; provided, however, such fifteen (15) day period may be extended for up to an additional one hundred sixty-five (165) days so long as (1) the Guarantor has given the Administrative Agent, within five (5) Cleveland Banking Days of such issuance, written notice of its election to so extend such fifteen (15) day period (the “Extension Notice”) and has otherwise satisfied the requirements of this Section 9.10(h)(x) and (2) a portion of the Total Revolving Loan Commitments equal to the applicable gross proceeds of such issuance to be applied to the repayment or Retirement of the Subject Debt as identified by the Guarantor (the “Section 9.10 Reserved Commitment”) is otherwise available and has been reserved solely for purposes of repaying or Retiring the Subject Debt (or, if a Reserve Deficiency exists after giving effect to the Reserved Commitment then in effect, including the Section 9.10 Reserved Commitment, the Guarantor has deposited into the Reserve Deficiency Account an amount of Cash sufficient to eliminate any Reserve Deficiency) (and upon receipt of any Extension Notice, the Section 9.10 Reserved Commitment will be so established or increased); provided, further, that in the event such fifteen (15) day period has been so extended, so long as the Guarantor has, at least thirty (30) days prior to the expiration of such extended period, provided to the Administrative Agent a plan to repay or Retire the Subject Debt with such gross proceeds, drawings under the Section 9.10 Reserved Commitment and/or funds so deposited into the Reserve Deficiency Account on or before a specified date no later than two hundred seventy (270) days after such issuance of such New Senior Notes or such New Convertible Senior Notes, as applicable, the Administrative Agent may extend such one hundred eighty (180) day period for up to an additional ninety (90) days. In connection with any such extension of such fifteen (15) day period, the Guarantor shall, on or before the one hundred-eightieth (180th) day after such issuance of New Senior Notes or New Convertible Senior Notes, as applicable (or, such later date to the extent the Administrative Agent has so extended such one-hundred eighty (180) day period), (i) apply such gross proceeds from the issuance of such New Senior Notes or such New Convertible Senior Notes, as applicable, to the repayment or Retirement of such Subject Debt and/or (ii) to the

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extent the Section 9.10 Reserved Commitment has been established and/or Cash deposited into the Reserve Deficiency Account, draw on the Section 9.10 Reserved Commitment and/or withdraw from the Reserve Deficiency Account an amount up to (but not exceeding) those funds deposited into the Reserve Deficiency Account for purposes of eliminating any Reserve Deficiency in connection with such issuance of New Senior Notes, and shall have applied such funds to the repayment or Retirement of such Subject Debt. Upon issuance of any such New Senior Notes or New Convertible Senior Notes, Guarantor shall promptly provide to the Banks a copy of all documentation entered into, or provided to investors, by the Guarantor in connection therewith. Prior to the issuance of any New Senior Notes or New Convertible Senior Notes, the Guarantor shall deliver to Administrative Agent a pro-forma covenant calculation compliance certificate indicating compliance with the financial covenants in this Guaranty after giving effect to such issuance. Not later than the fifth (5th) Cleveland Banking Day following the date of the repayment or Retirement of the Subject Debt as required by clause (F) of this Section 9.10(h)(x), or within five (5) Cleveland Banking Days following the date of receipt of the net proceeds from the issuance of New Senior Notes and/or New Convertible Senior Notes with respect to any repayment or Retirement of Subject Debt which occurred not more than ninety (90) days prior to any such issuance, the Guarantor shall notify the Administrative Agent in writing of the Subject Debt that has been so repaid or Retired. Furthermore, in the event the Guarantor has satisfied the requirements contained in the first proviso of this Section 9.10(h)(x) and has extended the fifteen (15) day deadline by which the Subject Debt is to be repaid or Retired, no later than thirty (30) days prior to the expiration of such extended period, to the extent the Guarantor has not previously repaid or Retired the Subject Debt and notified the Administrative Agent as required by the prior sentence, the Guarantor shall have either notified the Administrative Agent in writing of the Subject Debt that will be so repaid or Retired or satisfied the requirements contained in the second proviso of this Section 9.10(h)(x). With respect to any Indebtedness of the Guarantor under New Convertible Senior Notes (AA) such New Convertible Senior Notes must be issued either (x) within the six (6) month period following the First Amendment Effective Date or (y) so long as all of the 2009 Puttable Senior Notes have been put for common shares of the Guarantor, at any time prior to the Termination Date, (BB) no New Senior Notes may be issued in the event the Guarantor has previously issued New Convertible Senior Notes in a principal amount of $150,000,000 or more and (CC) the terms of such New Convertible Senior Notes and the New

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Convertible Senior Notes Indenture may provide that the Guarantor may elect to convert such New Convertible Senior Notes only into common shares of the Guarantor (except that the Guarantor may make cash payments to the holders of such New Convertible Senior Notes upon such conversion to the extent permitted under Section 9.13(b) below).”

(d) Amendments to Section 9.13. Section 9.13 of the Guaranty shall be amended by:

(i) deleting subclause (a)(i) of such section in its entirety and inserting in lieu thereof the following new subclause (a)(i):

“(i) purchase shares of its Class A Common Stock, in an amount for any Test Period beginning July 31, 2011 not to exceed Twenty-Four Million Dollars ($24,000,000) in the aggregate, less any amounts paid during such Test Period pursuant to Section 9.13(c)(iii) below and”;

(ii) deleting clause (b) of such section in its entirety and inserting in lieu thereof the following new clause (b):

“(b) The Guarantor will not directly or indirectly pay any principal of, make sinking fund payments in respect of or purchase any Indebtedness now or hereafter owing by the Guarantor or make cash payments in connection with any conversion thereof (including in connection with any conversion of such Indebtedness into shares of the Guarantor’s Class A Common Stock) other than any principal payment, sinking fund payment, purchase or cash payment the omission of which would (or with the giving of notice or the lapse of any applicable grace period or both would) accelerate, or give anyone the right to accelerate, the maturity of such Indebtedness in accordance with the original terms thereof; provided, that, notwithstanding the foregoing, (i) the Guarantor shall not make any payment on account of any of the Senior Notes in the event of and during the continuance of any Payment Default, and (ii) subject to subclause (i) of this proviso, the Guarantor shall be permitted to (x) Retire, refinance and/or reserve for any or all of the Senior Notes only to the extent permitted by Section 9.10(h)(x) above and Sections 9.13(d), (e), (f) and (i) below, (y) make cash payments to the holders of any 2009 Convertible Senior Notes, 2009 Puttable Senior Notes, New Senior Notes or New Convertible Senior Notes in lieu of issuing fractional shares of its Class A Common Stock in connection with the exercise of conversion rights or put rights, as applicable, under the terms of such Senior Notes or the Senior Notes Indenture applicable thereto and (z) make cash payments to the holders of any Senior Notes on the scheduled maturity date applicable to such Senior Notes to the extent such cash payments are required (i.e., consideration in the form of shares of the Guarantor’s Class

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A Common Stock in lieu of cash payments is prohibited) under the terms of such Senior Notes or the Senior Notes Indenture applicable thereto.”

(iii) deleting the phrase “in an amount for any Test Period not to exceed Twenty Million Dollars ($20,000,000) in the aggregate” in subclause (c)(iii) of such section and inserting in lieu thereof the phrase “in an amount for any Test Period beginning July 31, 2011 not to exceed Twenty-Four Million Dollars ($24,000,000) in the aggregate, less any amounts paid during such Test Period pursuant to Section 9.13(a)(i) above”;

(iv)(x) deleting the phrase “Sections 9.13(e) and (f) below” in each place such phrase appears in the first sentence of clause (d) of such section and inserting in lieu thereof the phrase “Sections (e), (f) and (i) below”, (y) adding the phrase “and/or New Convertible Senior Notes” after each reference to “New Senior Notes” in the second and third sentences of clause (d) of such section and (z) deleting subclause (d)(ii) of such section in its entirety and inserting in lieu thereof the following new subclause (d)(ii):

“(ii) it does not create new Indebtedness with a maturity date earlier than the later of (A) five (5) years from the date of such issuance and (B) the maturity date applicable to the Senior Notes being refinanced thereby, unless otherwise approved by Administrative Agent,” and

(v) adding a new clause (i) to the end of such section to read as follows:

“(i) Nothing in this Guaranty shall prevent the ability of the Guarantor, nor require the Guarantor to obtain the consent of the Administrative Agent or any of the Banks, to convert or Retire any of the Senior Notes, at or before maturity and upon such terms as may be agreed upon by the Guarantor and the holders of such Senior Notes so long as any such conversion or Retirement is completed only for common shares of the Guarantor (except that the Guarantor may make cash payments to the holders of any such Senior Notes in connection with any such conversion or Retirement in lieu of issuing fractional shares of the Guarantor).”

(e) Amendment to Section 9.19. Section 9.19 of the Guaranty shall be amended by deleting clause (v) thereof in its entirety and inserting in lieu thereof the following new clause (v):

“(v) none of the Senior Notes Indentures or the documents evidencing the Puttable Notes Hedge and Warrant Transactions, the Convertible Notes Hedge Transactions or the New Convertible Notes Hedge Transactions may provide that an Event of Default constitutes a default under such Senior Notes Indenture, the Puttable Notes Hedge and Warrant Transactions, the Convertible Notes Hedge Transactions or the New Convertible Notes Hedge Transactions, as applicable, except in the case of an Event of Default that constitutes the failure to pay the principal of any Debt when due and payable after the expiration of any applicable grace

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period with respect thereto that results in the Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or constitutes the failure to pay any portion of the principal of the Debt when due and payable at maturity or by acceleration; and”

3. REPRESENTATIONS AND WARRANTIES. Each of the Borrower and the Parent represents and warrants to the Agents and each of the Banks as follows:

(a) INCORPORATION OF REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by the Borrower in Article IX of the Credit Agreement and by the Parent in Section 7 of the Guaranty is incorporated herein as if fully rewritten herein at length and is true, correct and complete as of the date hereof.

(b) REQUISITE AUTHORITY. Each of the Borrower and the Parent has all requisite power and authority to execute and deliver and to perform its obligations in respect of this First Amendment and each and every other agreement, certificate, or document required by or delivered contemporaneously with this First Amendment. Each of the Borrower and the Parent has all requisite power and authority to perform its obligations under the Credit Agreement and the Guaranty, as applicable, as amended by this First Amendment.

(c) DUE AUTHORIZATION; VALIDITY. Each of the Borrower and the Parent has taken all necessary action to authorize the execution, delivery, and performance by it of this First Amendment and every other instrument, document, and certificate relating hereto or delivered contemporaneously herewith and to authorize the performance of the Credit Agreement and the Guaranty, in each case as amended by this First Amendment. This First Amendment and each other document and agreement delivered contemporaneously herewith has been duly executed and delivered by the Borrower and the Parent and each of this First Amendment and the Credit Agreement and the Guaranty, each as amended by this First Amendment, is the legal, valid, and binding obligation of each of the Borrower and the Parent, enforceable against each of them in accordance with its respective terms.

(d) NO CONSENT. No consent, approval, or authorization of, or registration with, any governmental authority or other Person is required in connection with the execution, delivery and performance by the Borrower or the Parent of this First Amendment or any other instrument, document, and certificate relating hereto or delivered contemporaneously herewith and the transactions contemplated hereby or thereby or in connection with the performance of the Credit Agreement and the Guaranty, in each case as amended by this First Amendment.

(e) NO DEFAULTS. After giving effect to this First Amendment, no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default or Possible Default.

(f) NO CONFLICTS; NO CREATION OF LIENS. Neither the execution and delivery of this First Amendment nor the performance by the Borrower and the Parent of their respective obligations under this First Amendment or the Credit Agreement or the Guaranty, in each case as amended by this First Amendment, (i) will violate the provisions of

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any applicable law or of any applicable order or regulations of any governmental authority having jurisdiction over the Parent or the Borrower or any of its Subsidiaries, (ii) will conflict with the organizational documents of the Parent or the Borrower or any of their material permits, licenses or authorizations, (iii) will conflict with or result in a breach of any of the terms, conditions or provisions of any restriction or of any agreement or instrument to which the Parent or the Borrower is now a party, or will constitute a default thereunder, (iv) will conflict with or violate any judgment binding upon the Parent or the Borrower, or (v) will result in the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries.

4. CONDITIONS TO EFFECTIVENESS OF FIRST AMENDMENT.

(a) CLOSING CONDITIONS. Except as otherwise expressly provided in this First Amendment, prior to or concurrently with the Closing Date (as hereinafter defined), and as conditions precedent to the effectiveness of the amendments and consents provided for herein, the following actions shall be taken, all in form and substance satisfactory to the Agent and its counsel:

(i) AMENDMENT. The Agent shall have received counterparts of this First Amendment, executed and delivered by the Borrower, the Parent, the Agents, and the Required Banks.

(ii) AMENDMENT FEE. The Agent shall have received, by wire transfer of immediately available funds, for the account of each Bank which has executed and delivered this First Amendment on or before the Closing Date, an amendment fee in the amount of $10,000.00 for each such Bank.

(iii) PAYMENT OF EXPENSES. On or before the Closing Date, the Borrower shall have paid to the Agents all costs, fees and expenses incurred by them through the Closing Date in the preparation, negotiation and execution of this First Amendment (including, without limitation, the reasonable legal fees and expenses of McKenna Long & Aldridge LLP).

(b) DEFINITION. The “Closing Date” shall mean the date this First Amendment is executed and delivered by the Borrower, the Parent, the Required Banks and the Agents and all the conditions set forth in subsection (a) of this Section 4 have been satisfied or, in the case of subsection (a)(iii) above only, waived in writing by the Agent.

5. NO WAIVER. Except as otherwise expressly provided herein, the execution and delivery of this First Amendment by the Agents and the Banks shall not (a) constitute a waiver or release of any obligation or liability of the Borrower under the Credit Agreement, or the Parent under the Guaranty, in each case as in effect prior to the effectiveness of this First Amendment or as amended hereby, (b) waive or release any Event of Default or Possible Default existing at any time, (c) give rise to any obligation on the part of the Agents and the Banks to extend, modify or waive any term or condition in the Credit Agreement, the Guaranty or any of the other Related Writings or consent to any transaction or event, or (d) give rise to any defenses or counterclaims to the right of the Agents and the Banks to compel payment of the Debt or to otherwise enforce

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their rights and remedies under the Credit Agreement, the Guaranty or any other Related Writing.

6. EFFECT ON OTHER PROVISIONS. Except as expressly amended by this First Amendment, all provisions of the Credit Agreement and the Guaranty continue unchanged and in full force and effect and are hereby confirmed and ratified. All provisions of the Credit Agreement and the Guaranty shall be applicable to this First Amendment. Nothing in this First Amendment or any other document delivered in connection herewith shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of the Borrower and the Parent under the Credit Agreement, the Guaranty or any of the other Related Writings. Parent hereby acknowledges that it consents to this First Amendment and each and every other agreement, certificate, or document required by or delivered contemporaneously with this First Amendment and confirms and agrees that the Guaranty, as amended to the date hereof, is and shall remain in full force and effect with respect to the Credit Agreement as in effect prior to, and from and after, the amendment thereof pursuant to this First Amendment.

7. EXECUTION IN COUNTERPARTS. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this First Amendment by telecopier or .pdf file shall be effective as delivery of a manually executed counterpart of this First Amendment.

8. GOVERNING LAW. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to its principles of conflict of laws.

9. JURY TRIAL WAIVER. THE BORROWER, THE PARENT, THE AGENTS AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, THE PARENT, THE AGENTS AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THE CREDIT AGREEMENT, THE GUARANTY, THIS FIRST AMENDMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS FIRST AMENDMENT SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY ANY BANK’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG THE BORROWER, THE PARENT AND THE BANKS, OR ANY THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered as of the date set forth above, each by an officer thereunto duly authorized.

FOREST CITY RENTAL PROPERTIES CORPORATION

By:	/s/ Robert G. O’Brien
Name: Robert G. O’Brien
Title: Executive Vice President and Treasurer

FOREST CITY ENTERPRISES, INC.

By:	/s/ Robert G. O’Brien
Name: Robert G. O’Brien
Title: Executive Vice President, Chief Financial Officer and Treasurer

KEY BANK NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Joshua K. Mayers
Name: Joshua K. Mayers
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, individually and as Syndication Agent

By:	/s/ John E. Wilgus, II
Name: John E. Wilgus, II
Title: Senior Vice President

BANK OF AMERICA, N.A., individually and as Documentation Agent

By:	/s/ Michael M. Pomposelli
Name: Michael M. Pomposelli
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Dennis J. Redpath
Name: Dennis J. Redpath
Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK

By:	/s/ Michael L. Kauffman
Name: Michael L. Kauffman
Title: Senior Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Kenneth R. McDonnell
Name: Kenneth R. McDonnell
Title: Managing Director

FIFTH THIRD BANK, an Ohio banking corporation

By:	/s/ Michael Glandt
Name: Michael Glandt
Title: Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ David J. Ladori
Name: David J. Ladori
Title: Vice President

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Lauren Day
Name: Lauren Day
Title: Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Nick Zangari
Name: Nick Zangari
Title: Vice President

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK

By:	/s/ Paul T. Ragusin
Name: Paul T. Ragusin
Title:Director

By:	/s/ Daniel J. Reddy
Name: Daniel J. Reddy
Title: Director

COMERICA BANK

By:	/s/ Charles Weddell
Name: Charles Weddell
Title: Vice President

FIRSTMERIT BANK, N.A.

By:	/s/ Robert G. Morlan
Name: Robert G. Morlan
Title: Senior Vice President

BARCLAYS BANK PLC

By:	/s/ Naomi Azachi
Name: Naomi Azachi
Title: Assistant Vice President